SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 8/31/2005
FILE NUMBER 811-09913
SERIES NO.: 3


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      9,297
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                        104
              Class C                         35

74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 16.38
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 15.76
              Class C                    $ 15.25